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                                                                 EXHIBIT 10.28


June 6, 1997


Mr. William K. Guerry
32756 Coppercrest Drive
Trabuco Canyon, CA 92679

Dear Bill:

I am pleased to extend to you an offer of employment to join Sync Research in the role Vice President Finance/Chief Financial Officer reporting directly to Roger Dorf, President and Chief Executive Officer.

The elements of your employment offer are as follows:

1. The base salary for this position is $10,833.34 per month (which annualizes to $130,000.).

2. In addition, you would be eligible to participate in our Executive Compensation Bonus Plan, if approved by the Board, for 1998. This plan is currently under development. Based upon the Company meeting its annual financial plan, your individual bonus target would be somewhere between 30% and 50% of base salary beginning in 1998. For 1997, no Plan payout is anticipated.

3. Subject to the approval of The Board of Directors, you will be granted options to purchase 140,000 shares of the company's common stock. This grant will be subject to execution of appropriate written option agreements under the company's Employee Stock Plan. The options will provide the vesting of 25% of the shares after one year of employment, and 1/48 per month thereafter, subject to continued employment. The exercise price of the options will be equal to the fair market value of the Company's Common Stock on the date of grant.

4. Sync Research offers a comprehensive benefits program including medical insurance which becomes effective on the first of the month following your first day of employment, as well as eligibility for participation in our 401K Plan.

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If your employment is terminated by the Company other than for cause (as defined by statute in California) within one year following a Change in Control, then the attached Change of Control Severance Agreement will become effective.

Further, should, during your first twelve months of employment, the current CEO leave the company, for whatever reason, and his replacement wishes to hire their own CFO, a severance package of 12 months of salary and continued stock option vesting would be offered.

Upon acceptance, this letter will form the basis of your "at will" employment relationship with Sync Research. Either you or Sync reserve the right to end the employment relationship at any time and for any reason, by giving written notice to the other party. This offer of employment will expire June 9, 1997, if unaccepted.

As a condition of employment, you are required to provide proof of your legal right to work in the United States in compliance with the INS (Immigration and Naturalization Service) rules. This form will be provided to you on your first day of employment.

You will also be expected to execute and deliver a confidentiality proprietary rights agreement in consideration of your employment.

Bill, all of us associated with Sync who have had the opportunity to meet with you are convinced that you will be a excellent addition to the team. Please sign a copy of this letter, indicating your anticipated start date and return to me.

Sincerely,

SYNC RESEARCH




Roger Dorf
President and CEO



Accepted and Agreed:
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Signature                            Date                    Start Date